Exhibit 99.4

ACI Worldwide to Strengthen Leadership in Online Banking and Payments with

Acquisition of Online Resources

Adds new payment and presentment solutions while enhancing commitment to online banking

Naples, FLA—January 31, 2013—ACI Worldwide (NASDAQ: ACIW), a leading international provider of payment systems, and Online Resources (NASDAQ: ORCC), a leading provider of online banking and full-service bill pay solutions, today announced that they have entered into a definitive transaction agreement. Under the terms of the agreement, ACI Worldwide will acquire Online Resources in an all cash transaction for $3.85 per share. The boards of directors of both companies have approved the transaction. ACI Worldwide will hold a conference call on January 31, 2013, at 8:30 a.m. EST to discuss this information. Interested persons may access a real-time audio broadcast of the teleconference at http://www.aciworldwide.com/investorrelations or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, International/Local: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide and conference code 95383321. There will be a replay available for two weeks on (855) 859-2056 for US/Canada dial-in and +1 (404) 537- 3406 for International/Local dial-in participants.

The integration of ACI Worldwide and Online Resources will make available to financial institutions the preeminent online and mobile banking, bill payment and presentment solutions. ACI Worldwide is recognized as the leader in the U.S. Large Bank Market for 2012 and a Company to Watch in 2013 by Aite Group. The addition of Online Resources’ payment and presentment capabilities will benefit customers by giving them the choice and flexibility to address a broader set of needs from a single integrated source.

The acquisition would also broaden ACI Worldwide’s customer base with the addition of 1,000 banks, credit unions, billers, credit card issuers, and other credit and payment service providers.

“Built on our heritage of producing highly reliable and trusted solutions, ACI Worldwide’s mission is to deliver universal payment solutions that provide control, choice and flexibility to our customers while maintaining their peace of mind,” said Philip Heasley, President and CEO of ACI Worldwide. “Online Resources’ robust product set and talented employee base of online banking and payment experts is well-aligned with this focus and our desire to lead in a category undergoing accelerating change.”

“I believe the combination of the two companies will allow the Online Resources product suite to now achieve its full potential in the Banking and Biller Markets, provide even better services and functionality for our clients and customers, and create additional opportunity for our dedicated and hardworking employees,” said Joe L. Cowan, President and Chief Executive Officer of Online Resources.

Online Resources is a leading provider of hosted online banking and bill payment solutions, providing its services to over 1,000 financial institutions and billers. The company processes over 245 million bill payment transactions annually. Backed by its proprietary payments engine, Online Resources’ bill payment solutions connect over 9,000 billers.

The acquisition strengthens ACI Worldwide’s leadership in the online channel with the addition of complementary online banking and full-service bill payment solutions for financial institutions and billers. The pro forma financial implications of the transaction are compelling. ACI Worldwide anticipates that with Online Resources it will achieve annual cost synergies of approximately $19.5 million. The transaction is expected to be accretive to full year non-GAAP earnings in 2013.

For the last twelve months ending September 30, 2012, the companies combined generated pro forma revenue of approximately $860 million and adjusted EBITDA of $182 million. The acquisition is being financed with a new $300 million Incremental Term Loan. ACI Worldwide has received fully committed financing for the transaction from Wells Fargo Bank, N.A.

Terms of the Transaction

ACI Worldwide and Online Resources have entered into a definitive transaction agreement under which ACI Worldwide would acquire Online Resources for $3.85 per share in cash in a transaction valued at an enterprise value of approximately $263 million, which includes the redemption of Online Resources’ preferred stock. ACI Worldwide will commence a cash tender offer to purchase all outstanding shares of common stock of Online Resources no later than February 15, 2013.

Upon the successful closing of the tender offer, stockholders of Online Resources will receive $3.85 per share in cash for each share of Online Resources common stock validly tendered and not validly withdrawn in the offer, without interest and less any applicable withholding taxes. ACI Worldwide will file with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO which sets forth in detail the terms of the tender offer. Additionally, Online Resources will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of Online Resources’ board of directors that Online Resources stockholders accept the tender offer and tender their shares.

The tender offer will expire at 12:00 midnight New York City time, twenty business days after the tender is launched unless extended in accordance with the transaction agreement and the applicable rules and regulations of the SEC.

Offering materials will be available on the SEC’s website at www.sec.gov. Online Resources stockholders are urged to read the offering materials filed by ACI Worldwide, as well as materials filed by Online Resources relating to the tender offer, which contain important information about the tender offer.

Timing

The closing of the tender offer is subject to customary terms and conditions, and is anticipated to close at the end of first quarter of 2013.

Advisors

Wells Fargo Securities is serving as financial advisor to ACI Worldwide, and Jones Day is serving as its legal advisor. Raymond James & Associates Inc. is serving as financial advisor to Online Resources, SunTrust Robinson Humphrey, Inc. provided certain financial advice to the Special Committee of the Board of Directors, and Morris, Manning & Martin, LLP is serving as its legal advisor.

About ACI Worldwide

ACI Worldwide (NASDAQ: ACIW) powers electronic payments and banking for more than 1,650 financial institutions, retailers and processors around the world. ACI Worldwide software enables $12 trillion in payments each day, processing transactions for 14 of the leading global retailers, and 24 of the world’s 25 largest banks. Through our integrated suite of software products and hosted services, we deliver a broad range of solutions for payments processing, card and merchant management, online banking, mobile, branch and voice banking, fraud detection, and trade finance. To learn more about ACI Worldwide and the reasons why our solutions are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.

About Online Resources

Online Resources (NASDAQ: ORCC) powers financial interactions between millions of consumers and the company’s financial institution and biller clients. Backed by its proprietary payments gateway that links banks directly with billers, Online Resources provides web and phone-based financial services, electronic payments and marketing services to drive consumer adoption. Founded in 1989, Online Resources is the largest financial technology provider dedicated to the online channel. For more information, visit www.orcc.com.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements about the planned completion of the tender offer and the merger. No forward-looking statement can be guaranteed and actual results may differ materially from those that ACI and Online Resources project. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statement, many of which are outside of the control of management. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement; (2) successful completion of the proposed transaction on a timely basis; (3) the impact of regulatory reviews on the proposed transaction; (4) the outcome of any legal proceedings that may be instituted against one or both of ACI and Online Resources and others following the announcement of the definitive transaction agreement; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (6) other factors described in ACI’s and Online Resources’ filings with the SEC, including their respective reports on Forms 10-K, 10-Q, and 8-K. Except to the extent required by applicable law, neither ACI nor Online Resources undertakes any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

© Copyright ACI Worldwide, Inc. 2013.

ACI Worldwide, ACI Worldwide Payment Systems, the ACI Worldwide logo and all ACI Worldwide product names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.

Product roadmaps are for informational purposes only and may not be incorporated into a contract or agreement. The development release and timing of future product releases remains at ACI Worldwide sole discretion. ACI Worldwide is providing the following information in accordance with ACI Worldwide’s standard product communication policies. Any resulting features, functionality, and enhancements or timing of release of such features, functionality, and enhancements are at the sole discretion of ACI Worldwide and may be modified without notice. All product roadmap or other similar information does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making a purchasing decision

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

or

Billy Newman, Vice President, Finance

Online Resources

703-653-2223

wnewman@orcc.com